Exhibit 4.3

AMENDMENT TO WARRANT

To Purchase Common Stock of

MHI Hospitality Corporation

THIS AMENDMENT (this “Amendment”) to the Warrant, dated as of April 18, 2011 (as further defined below, the “Warrant”), issued by MHI Hospitality Corporation, a Maryland corporation (the “Company”), to Essex Illiquid, LLC and Richmond Hill Capital Partners, LP as the Initial Holders identified on Schedule 1 to the Warrant, is made and entered into by the Company, and agreed and acknowledged by such Initial Holders, as of December 21, 2011 (the “Amendment Date”). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Warrant.

WHEREAS, the Company and the Initial Holders desire, for their mutual convenience and benefit, to amend the Warrant as set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. ARTICLE I of the Warrant is hereby amended by:

(a) Adding thereto in proper alphabetical order the defined term “Cash Dividend,” to read as follows:

“‘Cash Dividend’ has the meaning set forth in Section 4.2(m).”; and

(b) Restating the definition of “Warrant” therein in its entirety, as follows:

“‘Warrant’ means the warrant dated as of the Closing Date issued to the Initial Holders, as amended as of December 21, 2011, and all warrants issued upon the partial exercise, transfer or division of or in substitution for any Warrant.”

2. Section 4.2 of the Warrant is hereby amended by adding thereto a new Subsection (m), to read as follows:

“(m) Cash Dividends. In the event that the Company subsequent to December 21, 2011 shall declare a dividend upon, or make any distribution in respect of, its Common Stock payable in cash (a ‘Cash Dividend’), then, in each such event, the Exercise Price shall be adjusted to that price determined by subtracting the Cash Dividend per share from the Exercise Price in effect immediately prior to the record date for the determination of holders of Common Stock entitled to receive such Cash Dividend; provided, however, that the Exercise Price shall not thereby be adjusted to less than the par value of a share of Common Stock. Any such adjustment shall be retroactive to the record date for the determination of holders of Common Stock entitled to receive such Cash

Dividend. (For the avoidance of doubt, the adjustment of the Exercise Price provided for above shall not apply to: (i) the $0.02-per-share Cash Dividend for the quarter ended September 30, 2011 payable on October 11, 2011; or (ii) the $0.02-per-share Cash Dividend for the quarter ended December 31, 2011 payable on January 11, 2012.)”

3. Section 4.3(c) of the Warrant is hereby amended by deleting the phrase therein “pursuant to this Section 4.4” and replacing it with the phrase “pursuant to this Section 4.3”.

4. This Amendment shall be deemed to be incorporated into the Warrant and made a part thereof. All references to the Warrant in any other document shall be deemed to be references to the Warrant as modified by this Amendment. Except as specifically amended or modified herein, the Warrant shall continue in full force and effect and shall be enforceable in accordance with each of the terms thereof. To the extent that the terms of this Amendment conflict with the terms of the Warrant, the terms of this Amendment shall be deemed to govern.

5. This Amendment may be executed simultaneously in one or more counterparts, and by different parties hereto in separate counterparts, each of which when executed will be deemed an original, but all of which taken together will constitute one and the same instrument.

6. This Amendment will be governed by, and construed in accordance with, the laws of the state of New York applicable to contracts executed in and to be performed entirely within such jurisdiction, without reference to conflicts of laws provisions.

7. This Amendment may not be amended, modified or waived except by an instrument in writing signed on behalf of each of the parties hereto.

[Signature page follows.]

IN WITNESS WHEREOF, the Company, intending to be legally bound, has executed this Amendment effective as of the Amendment Date.

MHI HOSPITALITY CORPORATION

By:	/s/ David R. Folsom
	Name:	David R. Folsom
	Title:	President and Chief Operating Officer

Attest:

/s/ Rhonda Smith
Name:	Rhonda L. Smith
Title:	Executive Assistant

AGREED AND ACKNOWLEDGED

BY THE INITIAL HOLDERS

ESSEX ILLIQUID, LLC

By:	Essex Equity Capital Management, LLC,
its Investment Manager

By:	/s/ Ryan P. Taylor
	Name:	Ryan P. Taylor
	Title:	Managing Director and Authorized Signatory

RICHMOND HILL CAPITAL PARTNERS, LP

By:	Richmond Hill Investment Co., LP,
its Investment Manager

By:	/s/ Ryan P. Taylor
	Name:	Ryan P. Taylor
	Title:	Authorized Signatory

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